ARTICLES OF INCORPORATION
                     For use by Domestic Profit Corporations
           (Please read information and instructions on the last page)


ARTICLE I
The name of the corporation is:

                                   RKDA, Inc.


          ARTICLE II The purpose or purposes for which the corporation is formed is to engage in any activity within the purposes for which corporations may be formed under the Business Corporation Act of Michigan.


ARTICLE III
The total authorized shares:

1. Common Shares          60,000

   Preferred Shares ___________________________________________________________

2. A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows:


ARTICLE IV

1. The address of the registered office is:

      500 Woodward Avenue, Suite 2500, Detroit   , Michigan    48226
                (Street Address)       (City)                 (ZIP Code)

2. The mailing address of the registered office, if different than above:

                                _____________    , Michigan
   (Street Address or P.O. Box)        (City)                  (ZIP Code)

3. The name of the resident agent at the registered office is:Michael D. Gibson


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ARTICLE V

The name(s) and address(es) of the incorporator(s) is(are) as follows:

         Name                   Residence or Business Address

   Michael D. Gibson   500 Woodward Avenue, Suite 2500, Detroit, MI 48226







ARTICLE VI

Any action required or permitted by the Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. A written consent shall bear the date of signature of the shareholder who signs the consent. Written consents are not effective to take corporate action unless within 60 days after the record date for determining shareholders entitled to express consent to or to dissent from a proposal without a meeting, written consents dated not more than 10 days before the record date and signed by a sufficient number of shareholders to take the action are delivered to the corporation. Delivery shall be to the corporation's registered office, its principal place of business, or an officer or agent of the corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to a corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who would have been entitled to notice of the shareholder meeting if the action had been taken at a meeting and who have not consented to the action in writing. An electronic transmission consenting to an action must comply with Section 407(3).





I, (We), the incorporator(s) sign my (our) name(s) this 10th day of March 2004.



/s/ Kevin T. Block
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